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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-A


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                             TUTOGEN MEDICAL, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


               FLORIDA                                  59-3100165
   -------------------------------           ---------------------------------
   (State or Other Jurisdiction of           (IRS Employer Identification No.)
   Incorporation or Organization)


 925 ALLWOOD ROAD, CLIFTON, NEW JERSEY                    07012
----------------------------------------                ----------
(Address of Principal Executive Offices)                (Zip Code)


If this form relates to the              If this form relates to the
registration of a class of securities    registration of a class of securities
pursuant to Section 12(b) of the         pursuant to Section 12(g) of the
Exchange Act and is effective pursuant   Exchange Act and is effective pursuant
to General Instruction A.(c), check      to General Instruction A.(d), check
the following box: [X]                   the following box. [ ]



Securities Act registration statement file number to which this form relates:

---------------
(If applicable)


Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class                      Name of Each Exchange on Which
To Be So Registered                      Each Class Is to Be Registered
-------------------                      ------------------------------


COMMON STOCK, $.01 PAR VALUE             AMERICAN STOCK EXCHANGE
PER SHARE

------------------------------------    --------------------------------------

------------------------------------    --------------------------------------


Securities to be registered pursuant to Section 12(g) of the Act:    NONE.




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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The Company's authorized capital being registered hereunder consists of 30,000,000 shares of Common Stock, par value $.01 per share, of which approximately 13,337,134 shares are outstanding . The Common Stock does not have cumulative voting, conversion, or redemption rights or preemptive rights to acquire additional shares of Common Stock. Shareholders are entitled to one vote for each share for the election of directors and on all other matters submitted to the vote of shareholders of the Company. Owners of Common Stock are entitled to receive only such dividends as may be declared by the Board of Directors out of funds legally available for that purpose. Common Stock dividends will be at the discretion of the Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements, the financial condition of the Company and general business conditions. The Company anticipates that no dividends on the Common Stock will be declared in the foreseeable future. In the event of liquidation, shareholders would be entitled to share ratably in all assets, if any after the costs and expenses of proceedings, if any, and after all debts, obligations and liabilities of the corporation have been paid and discharged.

         As of June 30, 2000, the Company had approximately 1,962 shareholders.

         The transfer agent for the Common Stock of the Company is Computershare Investor Services, LLC.

ITEM 2.  EXHIBITS.

Exhibit
Number   Description of Document

1.1      Articles of Incorporation.**

1.2 Articles of Amendment to Articles of Incorporation Increasing the Number of Authorized Shares.*

1.3      Articles of Incorporation Effecting the Reverse Stock Split.*

1.4      Bylaws***

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***    Filed herewith.

** Incorporated by reference from Exhibit 2 of Registration Statement on Form 20-F of American Biodynamics, Inc., effective October 2, 1987.

*      Incorporated by reference from previous Form 10-KSB filings.




                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                       TUTOGEN MEDICAL, INC.
                                       Registrant


                                       By: /s/ George Lombardi
                                       ----------------------------------------
                                       George Lombardi, Chief Financial Officer


Date: August 16, 2000